EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TranSwitch Corporation

We consent to the inclusion of our report dated March 16, 2010 included in this Registration Statement on Form S-1 (No. 333-XXXXXX), relating to the consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009.  We also consent to the reference to our firm under the heading “Experts”.

/s/ UHY LLP

New Haven, Connecticut
April 13, 2010